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                                                                EXHIBIT 10.14


                              LETTER OF UNDERSTANDING

August 5, 1998

Jack Hayden
57 East Elm Street
Chicago, IL  60611

Re: Letter of Understanding


Dear Jack:

The purpose of this letter is to set forth in writing the understanding we reached in conjunction with your decision to terminate your employment with TSC (sometimes also referred to as the "Company").

TSC will make the effective date of your termination February 28, 1999 so long as you satisfy all of your obligations and duties to the Company, including those set forth in your Employment Agreement, except as set forth herein (the "Obligations"), do not engage in any substantial and direct competition until August 31, 1999, and prior to August 31, 1999 make no plans to engage in such competition until after August 31, 2000. The parties acknowledge that those supply chain solutions dealing with scheduling as specifically set forth in the Forrester Report on Package Application Strategies, Volume Two, Number Two, May 1997, page 7 Figure 4, "Scheduling", and page 8 third bullet, "Plant scheduling links planning and shop floor feedback", which is incorporated by reference herein and attached hereto, do not involve substantial and direct competition with TSC.

 It is agreed that during the period from September 7, 1998 to February 28, 1999 (the "Period")you will be paid $1.00 per day, receive no additional pay or benefits except as stated below, and are not required to be employed exclusively at TSC. You agree that during the Period you will not exercise and sell more than 75,000 options per month unless otherwise approved by the Company in writing. TSC agrees that your last day of employment for purposes of your Promissory Note to the Company dated March 25, 1998 and for purposes of the forgiveness of the loan on your Butler Country Club membership shall be February 28, 1999.

Additionally so long as you satisfy all your Obligations, and do not hire, or offer to hire any TSC employee (except David Lentz and Nora DeForest), then you will retain your eligibility to receive the first portion of your supplemental bonus. As with other eligible vice presidents, payment of 25% of your supplemental bonus is conditional on the Company meeting its FY 1999

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Operating Plan and payment of 75% is conditional on your business units collectively meeting the FY 1999 Operating Plan. If you qualify for the supplemental bonus it will be paid to you when it is paid to the other vice presidents. We appreciate your contributions to the success of the company and wish you good luck in your new position.


Sincerely,                                Concurrence,


John T. Kohler                            Jack Hayden
President & Chief Executive Officer       Executive Vice President





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